EXHIBIT 99.1
                                                                    ------------

                                   CPAC, INC.

                  1996 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN



PURPOSES
--------

     The purposes of the 1996 Nonemployee Directors Stock Option Plan (hereinafter referred to as the "Plan") are to attract, retain and compensate for service as members of the Board of Directors of CPAC, Inc. (hereinafter referred to as the "Company") highly qualified individuals who are not current or former employees of the Company by enabling them to acquire and/or increase their ownership of the Company's common stock. This Plan is designed and adopted by the Board of Directors of the Company in order to closely associate the financial interests of nonemployee directors with those of the Company's shareholders by providing such directors with the opportunity to acquire a greater equity ownership interest in the Company and thus, reinforce nonemployee director rewards with shareholder gains.


ELIGIBILITY
-----------

     All members of the Board of Directors of the Company who are not current or former employees of the Company or of any of its subsidiaries are eligible to participate in the Plan. A director may be an officer of the Company and/or any of its subsidiaries provided that, under the common law of the State of New York, he is not properly classified as an employee of any of such entities.


GRANT OF STOCK OPTIONS
----------------------

     INITIAL, ONE TIME GRANT
     -----------------------

          Initially, on a one-time basis, there is hereby granted under this Plan to the current directors of the Company identified herein, an option to purchase ten thousand (10,000) shares of the Company's $.01 par value common stock in recognition of the past service rendered by such directors to the Board of Directors. The right to exercise the ten thousand (10,000) option in full shall vest upon this Plan's approval by the shareholders of the Company at the annual meeting of shareholders to be held on August 7, 1996 and the exercise price shall be the fair market value of the Company's common stock on the date of such meeting. Fair market value for this purpose shall be the closing price for the Company's common stock on August 7, 1996 as quoted on the national Over-The-Counter market in the NASDAQ National Market System. The term of the option is for a ten year period from August 7, 1996.

          The directors eligible for this one time stock option grant are John
C. Burton, Seldon T. James, Jr. and Robert Oppenheimer.


     ANNUAL GRANTS
     -------------

          There is hereby granted under this Plan an option for three thousand (3,000) shares of the $.01 par value common stock of the Company to each individual elected, reelected or continuing as a nonemployee director of the Company at the annual meeting of shareholders held on August 7, 1996 and, on an annual basis thereafter, to each individual elected, reelected or continuing as a nonemployee director at each annual meeting of shareholders subsequent to the August 7, 1996 annual meeting. The granting of the first option for three thousand shares shall be effective and shall vest in full upon the Friday immediately succeeding this Plan's approval by the shareholders of the Company at the annual meeting of shareholders held on August 7, 1996, and thereafter, each annual grant shall vest in full on the first Friday subsequent to each annual meeting of shareholders. However, if the Company's Chief Financial Officer determines, in his sole discretion, that the Company, its management and/or members of its Board of Directors is in possession of material, undisclosed information concerning the Company on a given first Friday, then the grant of that year's options shall be suspended until the second day after public dissemination of such material information.

          The term of each option granted annually under this Plan is for a ten year period, commencing on the first Friday after the each annual meeting of shareholders or such later date if the grant of this option is suspended in accordance with the paragraph above. The exercise price for each annual grant shall be the fair market value of the Company's common stock on the first Friday after the annual meeting of shareholders or such later date as determined above. Fair market value for this purpose shall be the closing price for the Company's common stock as quoted on the national Over-The-Counter market in the NASDAQ National Market System.


VESTING AND EXERCISE RIGHTS
---------------------------

     The initial option granted under this Plan to nonemployee directors for ten thousand shares vests in full immediately upon the approval of this Plan by the Company's shareholders at the annual meeting on August 7, 1996 and is excisable immediately, in whole or in part, by the individual to whom the option is granted and from time to time thereafter during the option term, even if he is not a director at the time of exercise.

     The options for three thousand shares granted annually under this Plan vest in full on the first Friday after each annual meeting of shareholders or such later date as determined above, but is exercisable only in cumulative installments equal to one thousand (1,000) shares per year and may be exercised from time to time during the option term, either in whole or in part, even if the individual to whom it is granted is no longer a director at the time of exercise.


PAYMENT FOR SHARES
------------------

     In order to exercise his option, each nonemployee director shall tender to the Company full payment of the exercise price, together with an additional amount equal to the amount of any taxes required to be collected or withheld by the Company in connection with the exercise of his stock option. Payment shall be made in cash, a certified check, cashier's check or bank draft approved by the Company. Alternatively, provided the Board of Directors shall approve the specific transfer, payment may be made by tendering to the Company shares of Company stock already owned by the optionee, except that in no case shall shares acquired pursuant to this or any other stock option plan of the Company be used as payment for shares to be issued pursuant to the exercise of options granted under this Plan. Any shares so tendered shall be valued based upon the fair market value of the shares on the date the option is exercised. Fair market value shall be the closing price of the Company's common stock as quoted on the national Over-The-Counter market in the NASDAQ National Market System.


CERTAIN MATERIAL RESTRICTIONS
-----------------------------

     Stock options granted under this Plan are exercisable during his lifetime only by the optionee to whom the options were granted and may not be sold, transferred, assigned or be made subject to the rights of any other party acquiring rights therein. Upon the death of the optionee prior to the complete exercise of any option granted to him under this Plan, the balance of the unexercised option may be exercised by his estate or on behalf of any person(s) to whom the optionee's rights pass under the optionee's Will or by operation of law.

     An optionee has no rights as a shareholder with respect to the shares subject to options granted under this Plan, including voting, dividend and/or liquidation rights, until the Company has received full payment therefor, and has issued a stock certificate to the optionee representing the shares purchased upon exercise.

     Shares of common stock issued upon the exercise of any option granted under the Plan may not be sold, transferred, assigned, pledged or otherwise disposed of by the optionee for a period of six months from the date of the grant of the option.

     The shares acquired through exercise of options granted under this Plan shall constitute "restricted stock" in the hands of the optionee and may not be sold, transferred, assigned, pledged or otherwise disposed of for value for a period of two years from the date of exercise under Rule 144 promulgated by the Securities and Exchange Commission. If the shares to be issued upon the exercise of options granted hereunder are registered with the Securities and Exchange Commission, the two year holding period will no longer apply. However, since in the Commission's view, each nonemployee director is an "affiliate" of the Company, certain limitations set forth in Rule 144 restricting the number of shares a nonemployee director may sell in any quarterly period consistent with the Rule are hereby made applicable to the shares to be issued upon the exercise of options granted under this Plan.

     The Company has established certain policies and procedures governing trading in the Company's securities, including any shares acquired upon the exercise of options granted under this Plan, while the optionee is in possession of material, inside information regarding the Company and/or any of its subsidiaries. Under certain conditions, the policies and procedures require that permission be obtained from a "Clearinghouse Committee" established by the Company prior to an insider's effectuating any sale of the Company's stock and this requirement is expressly made applicable to the sale, assignment, transfer, pledge or other transfer for value of any shares acquired pursuant to the exercise of options granted under this Plan.

     Each option granted under the Plan shall be subject to the requirement that, if at any time the Board shall determine that the consent or approval of any governmental regulatory body or an agreement by the optionee with respect to the disposition of the shares is necessary or desirable as a condition of, or in connection with, the granting of an option, such option may not be exercised, in whole or in part, unless such consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board.


ANTI-DILUTION PROVISIONS
------------------------

     The aggregate number and kind of securities that may be purchased pursuant to the grant of any option under this Plan shall be proportionately adjusted for any increase, decrease or change in the total number of shares of Company common stock outstanding resulting from a stock dividend, stock-split, corporate reorganization or other corporate adjustment which would result in or have the effect of the optionees being treated differently, but for the stock dividend, stock-split or other corporate reorganization or adjustment, had the optionees been the beneficial owners of the number of shares subject to outstanding options granted under this Plan.


ACCELERATION OF OPTIONS IN CERTAIN EVENTS
-----------------------------------------

     Notwithstanding any provisions to the contrary in this Plan or in any Stock Option Agreement evidencing stock options granted hereunder, all stock options then currently outstanding shall become immediately exercisable in full and remain exercisable in full until their expiration in accordance with their respective terms upon the occurrence of any of the following events:

          (1) the first purchase of the Company's common stock pursuant to a tender or exchange offer, other than a tender or exchange offer made by the Company;

          (2) approval by the Company's shareholders of a merger or consolidation of the Company with or into another corporation unless the Company is the surviving corporation and there is no reclassification , reorganization or adjustment of the Company's common stock;
          (3) approval by the Company's shareholders of a sale or disposition of all or substantially all of the Company's assets; or

          (4) approval by the Company's shareholders of a plan of liquidation and/or dissolution of the Company


ADMINISTRATION, AMENDMENT AND TERMINATION
-----------------------------------------

     The Plan shall be administered by the Board of Directors of the Company. The Board may amend or terminate the Plan, except that no amendment or termination may revoke, alter or cancel the rights of any nonemployee director with respect to options which, as of the effective date of the amendment or termination, have vested. No amendment to the Plan revising the method to calculate the exercise price, option terms and conditions, eligibility for participation or number of shares granted annually shall be made to the Plan without the approval of the shareholders.


RESERVATION OF SHARES
---------------------

     The Company shall be under no obligation to reserve shares of its $.01 par value common stock to meet its obligations under the Plan but it may do so. The grant of options or the issuance of shares to nonemployee directors shall not constitute the establishment of a trust with respect to options or shares. The Company shall be deemed to have complied with the terms of the Plan if, at the time of issuance and delivery of shares pursuant to the Plan, it has a sufficient number of shares of its $.01 par value common stock authorized and unissued or in its treasury which may then be appropriated and issued for purposes of the Plan, irrespective of the date when such shares were authorized.

APPLICATION OF PROCEEDS
-----------------------

     The proceeds of the issuance of shares by the Company under the Plan will constitute general funds of the Company and may be used by the Company for any business purpose.


AGREEMENTS
----------

     The grant of an option shall be evidenced by a written agreement, executed by the Company and by the optionee, stating the number of shares subject to the option evidenced thereby, the exercise price, the term, the salient provisions of this Plan governing the option and any other term and/or condition consistent with the terms of this Plan.